Exhibit 10.28

RETENTION INCENTIVE BONUS AGREEMENT

THIS RETENTION INCENTIVE BONUS AGREEMENT (the “Agreement”) is made by Clarios LLC (the “Company”) and Jennifer Slater (“Employee”).

RECITALS

WHEREAS, Employee is Group Vice President & General Manager Original Equipment of the Company; and

WHEREAS, Employee’s contributions to the Company to date and Employee’s continued contributions are key to the success of the business;

WHEREAS, the Company desires to provide an incentive for Employee to continue employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the Company and Employee hereby agree to the following terms and conditions of the incentive to be provided to Employee to continue employment with the Company.

TERMS AND CONDITIONS

1. Definitions

(a) Active Employee. For purposes of this Agreement, and subject to paragraphs 2(b) and (c) hereof, Employee shall be considered an “Active Employee” on a given date if, on that date, Employee is then, and has since the date of this Agreement been, actively employed by the Company, diligently performed the duties and responsibilities associated with the Employee’s position, diligently performed any additional responsibilities that may reasonably be assigned to Employee, has not given written notice of Employee’s intent to resign or retire as of a date prior to the end of the Retention Period, and has not engaged in any conduct that would be grounds for discharge for Cause (as defined herein).

(b) Cause. For purposes of this Agreement, Cause shall mean the following: (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Chief Executive Office and Vice President of Human Resources (or the equivalent) of the Company, in his/her sole and absolute discretion, shall determine whether Cause exists.

(c) Retention Period. For purposes of this Agreement, there shall be three (3) retention periods. The “First Retention Period” shall mean the period beginning on the date Employee executes this Agreement (the “Effective Date”) and ending on April 30, 2021. The “Second Retention Period” shall mean the period beginning on May 1, 2021 and ending on April 30, 2022. The “Third Retention Period” shall mean the period beginning on May 1, 2022 and ending on April 30, 2023.

2. Retention Incentive Eligibility

(a) Retention Incentive Bonus. Subject to the terms of this Agreement, Employee shall receive a cash award in three (3) installments, with an aggregate value equal to the percentage of Employee’s base salary, calculated and payable as described in Section 2(b) below (the “Retention Incentive Bonus”).

(b) Vesting. Except in the event of Employee’s Termination of Employment, Death or Disability or a Change in Control, Employee’s Retention Incentive will vest in three installments, if and only if (i) Employee has remained an Active Employee of the Company and worked diligently for the period of time from the grant date up through and including a respective vesting date, and (ii) Employee is not in breach of any provision of this Agreement or any other agreement between Employee and the Company. At the end of the First Retention Period, Employee shall receive a cash payment equal to 75% of Employee’s base salary as of April 30, 2021. At the end of the Second Retention Period, Employee shall receive a cash payment equal to 75% of Employee’s base salary as of April 30, 2022. At the end of the Third Retention Period, Employee shall receive a cash payment equal to 75% of Employee’s base salary as of April 30, 2023. Employee’s vested right will be calculated on the completion of each respective Retention Period. No credit will be given for periods following Termination of Employment, except as specifically provided herein. Except as otherwise provided in these Terms and Conditions, any payment shall be made to Employee as soon as practicable following the vesting date set forth in this paragraph 2. The Retention Incentive Bonus will be subject to all applicable tax withholdings and other deductions required by law.

(c) Termination of Employment. In the event that Employee voluntarily resigns or retires for any reason or is discharged for Cause prior to or during a specific Retention Period, Employee shall not be eligible to receive, nor shall have any right to receive, all or any portion of any Retention Incentive Bonus that has not yet vested under this Agreement. If the Employee’s employment is involuntarily terminated for a reason other than Cause, including but not limited to a restructure, all or any portion of the Retention Incentive Bonus that has not vested under this Agreement shall vest immediately upon Employee’s involuntary termination of employment.

(d) Death or Disability. If Employee’s employment terminates prior to the end of a Retention Period, because of Employee’s death or a termination following Employee’s Permanent Disability (as defined herein), the Retention Incentive Bonus will vest in full. If Employee is deceased, the Company will make a payment to Employee’s estate only after the Company has determined that the payee is the duly appointed executor or administrator of Employee’s estate. “Permanent Disability” means (i) that

Employee is permanently and totally incapacitated from engaging in any employment for the Company because of physical or mental conditions, or (ii) Employee meets the requirements for long-term disability benefits under the long term disability plan of the Company, or has satisfied the requirements for disability benefits under Social Security law (or a similar law outside the U.S. if Employee is employed there) then in effect.

(e) Severance/Termination Benefits. A Retention Incentive Bonus is an extraordinary item of compensation, and is separate and apart from any severance or termination payments to which Employee may be entitled on termination pursuant to any severance plan that is in effect on Employee’s termination date, and this Agreement shall not reduce, offset, or preclude any such severance or termination payments, if applicable. The amount of the severance or termination benefits, if any, will be determined in accordance with the terms of such severance plan applicable at the time. Any amounts to be paid under this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any severance plan, bonus plan, savings plan, insurance plan, pension plan, or other employee benefit plan maintained by the Company, its parent or their subsidiaries or affiliates.

3. Confidentiality. Employee agrees not to disclose or discuss, other than with Employee’s legal counsel, financial or tax adviser, and spouse (if any), either the existence or any details of this Agreement, unless otherwise required to do so by law. Employee will obtain the agreement of any such legal counsel, financial or tax adviser, and/or spouse, and make a good faith effort to ensure that Employee will not disclose or discuss the existence or any details of this Agreement with any other person.

4. Non-solicitation of Customers. In accepting the benefits provided in this Agreement, Employee agrees that during his or her employment with the Company or its Affiliates, and for the period of two (2) years following the Employee’s termination of employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Employee and the Company or its Affiliates, the Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or its Affiliates that Employee was responsible for, directly or indirectly through direct supervisor or management of other employees, departments or business units of the Company, to purchase goods or services then sold by the Company or its Affiliates from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and where Employee had direct contact, participated in the contact, or had knowledge of Confidential Information because of Employee’s employment with the Company within the twenty-four (24) months preceding Employee’s Termination Date if that sale or service would be located in a region where Employee had substantial responsibilities while employed by the Company or its Affiliates.

5. Non-Solicitation of Employees. In accepting the benefits provided in this Agreement, Employee agrees that during his or her employment with the Company or its Affiliates, and for the period of two (2) years following the Employee’s termination of employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Employee and the Company or its Affiliates, the Employee will not, directly or indirectly, on his or her own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its Affiliates (a) who were directly managed by or reported to Employee as of the date of Employee’s termination, or (b) with whom Employee has had material contact with during the twelve (12) months period preceding Employee’s termination and who had access to Confidential Information, trade secrets or customer relationships, to leave their employment with the Company or its Affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Affiliates, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

6. Non-Competition. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that during his or her employment with the Company or its Affiliates, and for the period of one (1) year following Employee’s termination of employment for any reason, or such longer period of non-competition as is included in any offer letter or any other agreement between Employee and the Company or its Affiliates, Employee will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or any of its Affiliates including but not limited to any business or Company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses (1) that is located in a region where Employee had substantial responsibilities during the twenty-four (24) month period preceding Employee’s Termination Date, and (2) for which employee (A) was materially involved in during the twenty-four (24) month period preceding Employee’s Termination Date, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Employee’s Termination Date.

7. Assignment by the Company. The Company may assign this Agreement without Employee’s consent to Brookfield Business Partners L.P. This Agreement may not be assigned by Employee and no person other than Employee (or Employee’s estate) may assert the rights of Employee under this Agreement.

8. Business Discretion of the Company. This Agreement does not obligate the Company, its current and/or future parent, or their subsidiaries and affiliates, to retain Employee in the employ of the Company for any prescribed period or term. This Agreement does not modify the employment-at-will status of Employee. Further, the Company shall have the right to modify the timing and/or method of payment of any amounts payable under this Agreement if such modification is necessary to avoid the imposition of the excise tax under Section 409A of the Internal Revenue Code.

9. Remedies. In the event of a breach of any of Employee’s covenants and commitments under this Agreement, Employee, in the sole discretion of the Company, may forfeit any amount otherwise payable to Employee under paragraph 2 of this Agreement. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement may be brought in the State of Wisconsin, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company in writing.

10. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Wisconsin, without regard to any principles governing conflicts of laws or canons of construction interpreting written agreements against the drafter.

11. Survival of Provisions. Any obligation intended to be performed by Employee following the termination of Employee’s employment with the Company shall survive such termination and shall be fully enforceable thereafter.

12. Waiver. The waiver by the Company of a breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

13. Entire Agreement. This Agreement sets forth the entire understanding of the Company and Employee, and supersedes all prior agreements and representations relating to retention awards, whether oral or written, with respect to the subject matter contained in this Agreement, except the Retention Incentive Bonus Agreement executed on June 8, 2018. This Agreement shall not be modified except by written agreement of Employee and the Company. This Agreement shall not supersede, reduce or eliminate any promises of non-competition and non-solicitation made by Employee to Company under any other agreements.

The parties have executed this Agreement as of the dates written below.

confidential

Joseph Brown

Davis Polk

Apr 08, 2021  12:54

Jennifer Slater		Clarios, LLC

/s/ Jennifer Slater		By:	/s/ David A. Slusser
Print Name:	Jennifer Slater	Print Name:	David A. Slusser

Date:	12/18/19	Title	VP, HR